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EXHIBIT 4(A)      1995 INCENTIVE STOCK OPTION, NON-
                  QUALIFIED STOCK OPTION AND STOCK
                  APPRECIATION RIGHTS PLAN AND EXHIBITS


Section 1:  Purpose.

      1.1 This Plan (the "Plan") is intended to provide a means for the granting of awards (each such award is hereinafter referred to as the "Award") of stock options and/or stock appreciation rights to selected full- and part-time employees (including officers who are also employees) of Group 1 Software, Inc. (the "Company") and such of its domestic or foreign, present or future, affiliated companies as shall be designated from time to time by the Company's Board of Directors (the "Board") (each such person, upon receipt of an Award is hereinafter referred to as a "Participant").

      1.2 This Plan is designed to (a) provide incentives and rewards to those persons who are in a position to contribute to the long-term growth and profitability of the Company; (b) assist the Company and such affiliated companies (the "Affiliates") to attract, retain and motivate personnel with experience and ability; and (c) make the Company's compensation program more competitive with those of other companies. The Company expects that by providing such Awards it will benefit from the added interest which such personnel will have in the success of the Company and/or the Affiliates as a result of their proprietary interest.

      1.3 For purposes of this Plan, an Affiliate shall mean any corporation defined as a subsidiary corporation under Section 425(f) of the Internal Revenue Code, as amended (the "Code").

Section 2:  Administration.

      2.1 This Plan shall be administered by the Compensation Committee of the Board (the "Committee"). Members of the Committee shall be disinterested within the meaning of SEC Rule 16b-3. No individual may participate as a member of the Committee in the administration of this Plan if he shall have been eligible to receive Awards or any other stock options or stock appreciation rights of the Company or any of its Affiliates under this Plan or any other discretionary plan of the Company or its Affiliates at any time within one year prior to serving on the Committee. Subject to the express provisions of this Plan and to such orders or resolutions not inconsistent with the provisions of this Plan as may be issued or adopted from time to time by the Board, the Committee shall have full power and authority, in its discretion, to grant Awards; to determine to whom and the time when Awards will be granted; to designate Awards as incentive stock options or nonqualified stock options; to determine the purchase price of the common stock covered by each option, the term of each option, and the exercisability of each option; to determine the terms and provisions of the option agreements (which need not be identical) entered into in connection with Awards under this Plan; to interpret this Plan; to supervise the administration of this Plan; to prescribe, amend and rescind rules and regulations relating to this Plan; and to make all other determinations and take any other action deemed necessary or desirable to the proper operation or administration of this Plan. The Committee may authorize such of the Company's officers and other




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persons to perform such functions in the execution and administration of this
Plan (other than the interpretation of this Plan and the adoption of rules governing its execution and administration) as the Committee shall determine from time to time.

      2.2 All decisions made by the Committee pursuant to the powers vested in it by this Plan document and related orders or resolutions of the Board shall be final and binding on all persons (including Participants, the Company and any stockholder and/or employee of the Company or any Affiliate). No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

Section 3:  Scope and Duration.

      3.1 Awards under this Plan may be granted in the form of incentive stock options (the "ISO's") as provided in Section 422 of the Code or in the form of nonqualified stock options (the "NQSO's") and/or stock appreciation rights (the "SAR's") as provided in Section 7. Unless otherwise indicated, references in this Plan to "Options" include ISO's and NQSO's. As used in the preceding sentence, the term "stock appreciation rights" means rights to receive the payment provided for in Section 7, upon the surrender of an unexercised related Option.

      3.2 The total number of shares of common stock of the Company (the "Stock") as to which Options or SAR's may be granted under this Plan shall be 300,000 shares subject to adjustments as provided in this Plan. Issuance of Stock upon exercise of an option or reduction of the number of shares of Stock subject to an option upon exercise of an SAR shall reduce the total number of shares of Stock available under this Plan. There shall not be counted against this total any shares of Stock covered by an Option that has lapsed unexercised or has been forfeited as hereinafter provided.

      3.3 Subject to adjustments provided for in Section 12 hereof, shares of Stock as to which Options and SAR's under this Plan may be granted may be made available by the Company from authorized but unissued shares of Stock or from shares reacquired by the Company (including shares purchased in the open market).

Section 4: Eligible Persons. The persons who shall be eligible to receive Awards under this Plan shall be all full- and part-time employees (including officers who are also employees) of the Company or an Affiliate, without limitation as to length of service ("Eligible Persons").

Section 5:  Granting Awards.

      5.1 Subject to the limitations of this Plan, the Committee, at any time and from time to time, and after such consultation with and consideration of such recommendations of management as the Committee deems desirable, shall select from Eligible Persons those persons to be granted Awards and determine the time when each Award shall be granted, the number of shares of Stock to be subject to an option and/or SAR and the terms and conditions, consistent with this Plan, upon which Options and/or SAR's are to be awarded. The Committee shall


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make Awards to the Eligible Persons so selected for the number of options and/or
SAR's and upon the terms and conditions to determined. No Options or SAR's or underlying shares of Stock shall be issued or distributed under this Plan unless and until all legal requirements applicable to the issuance or transfer of such Options, SAR's and/or Stock have been complied with to the satisfaction of the Committee and the Company.

      5.2 No ISO shall be granted hereunder to any person who, at the time such Option is to be granted, owns stock of the Company or of any of its Affiliates possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any such Affiliate unless such grant complies with
Section 422 of the Code. For purposes of the preceding sentence, the attribution rules of stock ownership set forth in Section 425(d) of the Code shall apply.

      5.3 No Awards shall be granted under this Plan after its termination on September 12, 2005, but Awards granted prior to such termination date may extend beyond that date, and the terms of this Plan shall continue to apply to such awards.

Section 6:  Terms and Conditions of Options.

      6.1 General. Each Option granted pursuant to this Plan shall be subject to all of the terms and conditions hereinafter provided in this Section 6, all other terms and conditions set forth in any other Section of this Plan, and such other terms and conditions ("Discretionary Conditions") as may be specified by the Committee with respect to the option and the Stock covered thereby at the time of the making of the Award or as may be specified thereafter by the Committee in the exercise of its powers under this Plan. Without limiting the foregoing, it is understood that the Committee may, at any time and from time to time after the granting of an Award under this Plan, specify such additional terms and conditions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with all applicable laws, including, but not limited to, terms and conditions for compliance with Federal and state securities laws and methods of withholding or providing for the payment of required taxes. The terms and conditions with respect to any Participant need not be identical with the terms and conditions with respect to any other Award, or with respect to any Award to any other Participant.

      6.2 Option Agreement. Receipt of an Option shall be subject to execution of a written agreement (the "Option Agreement") between the Company and the Participant, in a form approved by the Committee, which shall set forth the number of shares covered by the Option, the exercisability provisions of the Option, the applicable Option Period (as defined herein), the conditions provided in this Plan as may be deemed appropriate by the Committee, including, but not limited to, any such Discretionary Conditions. A fully executed original counterpart of the Option Agreement shall be provided to the Company and the Participant.

      6.3 Option Price. The purchase price of the Stock covered by each option shall be determined by the Committee, but in no event shall the option Price be less than 100% of the Fair Market Value of such Stock on the date the Option is granted for ISO's nor less than 85% of the Fair Market Value of such Stock on the date the Option is granted for NQSO's. If the Stock is listed on an
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stock exchange, such Fair Market value shall be deemed to be the closing price of the Stock on such stock exchange on the day the Option is granted or if no sale of the Stock shall have been made on any stock exchange on that day, the next preceding day on which there was a sale of the Stock. If the Stock is not listed on an established stock exchange but is traded in the over-the-counter market, the Fair Market Value of the Stock shall be the closing price as quoted in the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") on the day the option is granted or if no sale of Stock is reflected in Nasdaq on that day, on the preceding day on which there was a sale of Stock reflected in Nasdaq. If no quotations are available, the Fair Market Value shall be as determined by the Committee in good faith. The Committee shall have full authority in fixing the option price, and be fully protected in doing so.

      6.4 Term of Option. The duration of each Option granted under this Plan shall not be more than 10 years from the date of grant, as the Committee shall determine, subject to earlier termination as provided in Sections 9, 10 and 11.

      6.5 Exercise and Vesting of Options; Time of Payment.

      6.5.1 No ISO or NQSO shall be exercisable during the year ending on the first anniversary of the Option's grant. Each ISO and NQSO shall be exercisable thereafter as determined by the Committee (subject to the terms of this Plan) and set forth in the Option Agreement.

      6.5.2 A Participant wishing to exercise an option shall give written notice to the Company in the form and manner prescribed by the Committee, indicating the date of award and type of Option being exercised, the number of shares to be exercised, and such other information as shall be required by the Committee. Full payment for the shares exercised pursuant to the Option must accompany the written notice. Except as provided in Sections 9 and 10, no Option may be exercised at any time unless the Participant is then a full- or a part-time employee of the Company or an Affiliate.

      6.5.3 Issuance of Stock Certificates. As soon as practicable after the receipt of written notice and payment, the Company shall, without stock issuance or transfer taxes to the Participant or to any other person entitled to exercise an option pursuant to the Plan, deliver to the Participant or such other person a certificate or certificates for the requisite number of shares of Stock.

      6.5.4 Rights as a Stockholder. A Participant or any other person entitled to exercise an Option under this Plan shall have no rights as a stockholder with respect to any Stock covered by the Option until the date of issuance of a Stock certificate for such Stock.

      6.5.5 Partial Exercise. An Option granted under this Plan may be exercised as to any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan as to the remaining shares subject to the Option.

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      6.5.6 The Option Price for the shares as to which an Option is exercised shall be paid to the Company in full on the date of exercise. At the election of the Participant, such payment may be (i) in cash, (ii) in shares of Stock owned by the Participant prior to exercising the Option and having a Fair Market Value on the date of payment equal to the Option Price for the shares of Stock being purchased, and satisfying such other requirements as may be imposed by the Committee or (iii) partly in cash and partly in such shares of Stock. The Participant shall also be entitled to make payment by pyramiding the shares received upon exercise of Options by simultaneously delivering such shares of stock in payment of the purchase price of shares subject to additional Options; any share delivered in payment of the exercise price must have been held of record by the Optionee for a least six months or such other period as may be required to avoid any adverse effect on the financial position of the Company or a Subsidiary as a result of incurring compensation expense or otherwise.

      Such shares, which shall be fully paid and non-assessable upon the issuance thereof, shall be represented by a certificate or certificates registered in the name of the Participant and stamped with any appropriate legend. In addition, prior to delivery of the shares of Stock, any amount necessary to satisfy applicable Federal, state or local tax requirements shall be paid promptly upon notification of the amount due. Stock acquired by the Participant which is identified as having been obtained through an ISO under this Plan and still subject to ISO holding requirements as defined in the Code, may not be tendered in payment of the Option Price.

      6.6 Limitations on ISO's.

      6.6.1 The aggregate Fair Market Value (determined as of the time of grant) of all Stock for which an employee may be granted ISO's in any calendar year (under this Plan and any other plan of the Company, any Affiliate or any predecessor of any such corporation) shall not exceed the limitations imposed by
Section 422 of the Code.

      6.6.2 ISO's shall also comply with any other restrictions and limitations imposed by Section 422 of the Code not otherwise provided in the Plan.

Section 7:  Terms and Conditions of SAR's.

      7.1 Grants. The Committee may grant SAR's to Eligible Persons in connection with Options granted under this Plan. Each SAR shall entitle the Participant upon prior consent of the Committee (which consent the Committee may withhold as to any individual SAR in its absolute discretion), to surrender to the Company an unexercised related Option (or any portion thereof which the employee from time to time determines to surrender for this purpose) and to receive from the Company in exchange therefor, subject to the provisions of this Plan and such rules and regulations as from time to time may be established by the Committee, a quantity of shares of Stock equal to the excess of the Fair Market Value on the exercise date of one share of Stock over the Option Price per share times the number of shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date.

      7.2 General. Each SAR shall be subject to the same terms and conditions as the Option to which


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it relates, shall be exercisable only to the extent the related option is exercisable and the Committee consents to its exercise, and shall be subject to such other terms and conditions as the Committee may determine.

      7.3 Exercise of SAR's.

        7.3.1 SAR's may be exercised from time to time as follows:

          7.3.1.1 The Committee must receive written notice of exercise stating the number of shares of Stock subject to an exercisable Option with respect to which the SAR is being exercised.

          7.3.1.2 The Committee shall advise the Participant within five business days after receipt of such written notice whether or not it will consent to such exercise.

          7.3.1.3 If the Committee consents to the exercise, the SAR will be deemed to have been exercised on the date of the Company's receipt of the written notice.

          7.3.1.4 If the Committee does not notify the Participant of its decision within such five business day period, the Committee shall be conclusively presumed to have given its consent.

          7.3.1.5 If the Committee denies its consent, the Participant shall not have the right to submit another written notice of exercise until six months after the date of submission of the previous written notice of exercise.

       7.3.2 All shares shall be valued at their Fair Market Value as of the date of exercise of the SAR; provided, however, that with respect to exercises of SAR's by a Participant who is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, during any period commencing on the third business day following the date of release for publication of any annual or quarterly summary statements of the Company's sales and earnings and ending on the twelfth business day following such date (a "window period"), the Committee shall prescribe whether payment shall be made in cash or otherwise, and may prescribe, by rule of general application, such other measure of fair market value per share as the Committee may, in its discretion, determine, but not in excess of the highest Fair Market Value (as defined in Section 6.3) during such window period and, in the case of SAR's that relate to an ISO, not in excess of the maximum amount that would be permissible under Section 422A of the Code without disqualifying such option as an ISO under such Section 422A.

      7.3.3 The number of shares of Stock received by a Participant upon exercise of a SAR may not exceed the number of shares covered by the Option or portion thereof surrendered. No cash will be paid in lieu of any fractional share of Stock.

      7.3.4 Any amount necessary to satisfy applicable Federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with delivery of a certificate representing shares of Stock.

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      7.3.5 Upon exercise of a SAR, the number of shares of Stock subject to exercise under the related Option shall automatically be reduced by the number of shares of Stock represented by the Option or portion thereof surrendered. Shares of Stock subject to options or portions thereof surrendered upon the exercise of SAR's shall not be available for subsequent awards under this Plan.

Section 8.  Nontransferability of Options and SAR's.

      Options and SAR's granted under this Plan shall not be transferable by the Participant other than by will or by the laws of descent and distribution. During the lifetime of a Participant, Options and SAR's may be exercised only by the Participant or its representative. Options and SAR's exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

Section 9.  Termination of Employment.

      9.1 If, prior to the expiration of the Option Period, a Participant's employment by the Company or an Affiliate terminates (other than by reason of death or disability), each Option then outstanding as to that Participant shall remain exercisable for a period of three (3) months from the date of termination of employment (but not later than the end of the Option Period) to the extent it was exercisable on the date of termination of employment, and thereafter all such Options shall terminate.

      9.2 Notwithstanding any other provisions of this Section 9, if a participant's employment is terminated for cause, all rights of the Participant under any Options shall cease immediately.

Section 10.  Death or Disability of Participant.

      10.1. If, prior to the end of the Option Period, a Participant's employment by the Company or an Affiliate terminates by reason of death, each option shall remain exercisable for a period of six months from the date of death (but no later than the end of the Option Period) to the extent that it was exercisable on the date of death.

      10.2. If, prior to the end of the Option Period, a Participant's employment by the Company or an Affiliate terminates by reason of disability, each option shall remain exercisable for a period of one year from the date of such termination (but no later than the end of the Option Period) to the extent that it was exercisable at the date of termination as used in this Section 10 and elsewhere in this Plan, the term "disability" means a physical or mental impairment which comes within the definition of disability as set forth in
Section 22(e)(3) of the Code.

Section 11.  Forfeiture Upon Occurrence of Certain Acts.

      Notwithstanding any other provisions of this Plan, no payment under any SAR or issuance of any Stock pursuant to any Award shall be made and all rights of the Participant who received such


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Award (or his designated beneficiary or legal representatives) under this Plan shall be forfeited if, prior to the time of such payment or issuance, the Participant (i) shall be employed without the Company's or Affiliate's consent by a competitor of, or shall be engaged in any activity in competition with, the Company or an Affiliate; (ii) divulges without the consent of the Company any secret or confidential information belonging to the Company or an Affiliate;
(iii) has been dishonest or fraudulent in any matter affecting the Company or
(iv) has committed any act which, in the sole judgment of the Committee, has been substantially detrimental to the interests of the Company. The Company shall give a Participant written notice of the occurrence of any such event prior to making any such forfeiture. The determination of the Committee as to the occurrence of any of the events specified in the foregoing clauses (i) and
(iv) of this Section 11 shall be conclusive and binding upon all persons for all purposes. Any Award shall be subject to forfeiture for the reasons provided in this Section in such manner as shall be provided by the Committee.

Section 12.  Stock Adjustments.

      12.1 In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Stock subject to, or which may become subject to, an Option under this Plan, the number and kind of shares into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be so entitled, as the case may be. Outstanding options shall also be appropriately amended as to Option Price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind or outstanding shares of the Stock, or of any shares into which such shares shall have been changed, or for which they shall have been exchanged, and if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under this Plan, such adjustments shall be made in accordance with such determination.

      12.2 Fractional shares resulting from any adjustment in Options pursuant to this Section 12 may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each holder of an option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

      12.3 Treatment of Options and SARs.

      A. In the event of an occurrence of any of the following events:

      (i) the commencement of a bona fide "tender offer", (other than by the Company or COMNET Corporation, a Delaware corporation ("COMNET") or COMNET's successor or assign), which tender offer is acceptable to the Company's Board for the shares of the Company as provided under Rule 14d-2 promulgated under the Federal Securities Exchange Act of 1934, as amended, or


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any subsequent comparable Federal rule or regulation governing tender offers;

      (ii) a successful tender offer not previously approved by the Company's Board of Directors resulting in a change of control of the Board;

      (iii) the Company's execution of an agreement concerning the sale of substantially all of its assets (other than to a subsidiary in a mere corporate restructuring);

      (iv)  the Company's adoption of a plan of dissolution or liquidation; or

      (v) the Company's execution of an agreement concerning a merger or consolidation (with a corporation other than COMNET) involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who were shareholders of the Company immediately prior to such merger or consolidation; upon approval of the Compensation Committee each Participant shall have the right, immediately following such occurrence, to exercise his or her Options in full to the extent not theretofore exercised regardless of any provision herein or any provision in the Options contract providing for the deferment of the vesting or exercise thereof.

      The Participant shall then be entitled to exercise the Options regardless of whether the tender offer (described in 12.3A(i)) is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which options are granted to the Participant. In the event the agreement concerning the sale of substantially all of its assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the options not exercised prior to the formal determination by the Board that the contemplated transaction will not be consummated shall on and after the date of such determination again be subject to the exercise restrictions set forth in the Option agreement. In the case of a merger, consolidation, reorganization, reclassification, sale of assets or similar event, all outstanding Options shall pertain to the securities or other property to which a holder of the number of shares of Stock covered by the Option would have been entitled to receive in connection with such event, and in the case of any other event specified herein, each outstanding Option shall remain outstanding and exercisable in accordance with its terms.

      B. In the event of any of the occurrences referenced in Section 12.3A, above, and upon approval of the Compensation Committee, the Redemption Date with respect to all SARs theretofore granted hereunder and outstanding at that time shall be the date of such event, regardless of any provision herein or any provision in the Stock Unit contract providing for the deferment of the vesting or redemption of any provision herein or any provision in the SAR contract providing for the deferment of the vesting or redemption thereof. The Participant shall be entitled to redeem the SAR regardless of whether the tender offer is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which SARs are granted to the Participant. In the event the agreement concerning the sale of substantially all of its assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the SARs not exercised prior to the formal determination by the Board that the contemplated transaction will not be consummated shall on and after the date of such determination again be subject to the vesting restrictions set forth in the Option agreement.

      In the case of a merger, consolidation, reorganization, reclassification, sale of assets or similar event, the SARs Value of any SAR upon the redemption of such SAR shall be determined on the basis of the difference, if any, between
(i) the value of a single share of the Company's Stock as of the date of grant of such SAR, and (ii) the current value, as of the Redemption Date of such SAR, of the shares of stock or other securities into which a single share of the Company's Stock would have been converted on the date of such reclassification, consolidation, merger, reorganization, sale of assets or other similar event.

      12.4 In making the adjustments provided for, by this Section 12, consideration shall be given to applicable tax laws in order to avoid a premature lapse or disqualifying disposition of an option due solely to such adjustment.

Section 13.  Effective Date, Termination and Amendment of the Plan.

      13.1 This Plan shall become effective September 12, 1995, after approval by the Company's stockholders. Once effective, this Plan shall terminate on September 10, 2005.

      13.2 The Board may, insofar as permitted by law, from time to time and at any time, with respect to any shares at the time not subject to Options, terminate, suspend, alter, amend or discontinue this Plan, in whole or in part, except that no such modification, alteration, amendment or discontinuation shall, without the Participant's consent, impair the rights of any Participant under any Option granted to such Participant, except in accordance with the provisions of this Plan and/or the Option Agreement applicable, to any such Award, and except, further, that no modification, alteration of amendment shall, without the approval by the holders of a majority of the then-outstanding voting stock of the Company represented and entitled to vote at a stockholders' meeting:

      (i) Increase the total number of shares reserved for the purposes of this Plan, except as provided in Section 12 for this Plan;

      (ii) Decrease the Option Price of ISO's to less than 100% of Fair Market Value on the date of grant of an Option or the option Price of NQSO's to less than 85% of Fair Market Value on the date of grant of an option.

      (iii) Change the persons (or class of persons) eligible to receive options and SAR's under this Plan;

      (iv) Materially increase the benefits accruing to Participants under this Plan.

Section 14.  Miscellaneous.

      14.1. This Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to receive any Awards under this Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or an Affiliate, and it shall not be deemed to interfere in any way with the Company's or an Affiliate's right to terminate or otherwise modify an employee's employment at any time.

      14.2 Notwithstanding any other provision of this Plan, no delivery of Stock with respect to any Award shall be made, and all rights of the Participant who receives such Award (or his designated beneficiary or legal representative) to such delivery of Stock under this Plan shall be forfeited, at the discretion of the Committee, if, prior to the time of such delivery, the Participant breaches a restriction or any of the terms, restrictions and/or conditions of this Plan and/or the Stock Option Agreement.

      14.3 The provisions of this Plan and the terms and conditions of any Award shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

      14.4 No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with this Plan, unless arising out of such person's own fraud or bad faith.

      14.5 Nothing contained in the Plan shall be construed to preclude the granting of an Option or Options pursuant to Section 5.1 to an Optionee in addition to an Option or options for the purchase of Shares already held by that Optionee or the granting of more than one option pursuant to Section 5.1 to an Optionee at the same time.

      14.6. Any and all grants of Options shall be subject to all applicable rules and regulations of any exchange on which the Company's Common Stock may then be listed.

      14.7 Notwithstanding any provision of the Plan or any Option Agreement to the contrary, no Option may be granted or exercised at any time when such Option or the granting or exercise thereof or payment therefor may result in the violation of any law or governmental order or regulation.

      14.8 Each member of the Board, Compensation Committee and each officer and employee of the Company in performing duties under the Plan shall be entitled to rely upon information and reports furnished in connection with the administration of this Plan by any duly authorized officer or agent of the Company.

      14.9 No member of the Board or Compensation Committee and no officer or employee of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under the Plan.

      14.10 Any Option Agreement may include provisions that if the Company or a Subsidiary shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the issuance of Shares pursuant to the exercise of an Option, the Company or the Subsidiary shall be entitled to deduct and to withhold such amount from any cash payments to be made to the Optionee. The Administrator may establish such rules and procedures, including, without limitation, any rules or procedures necessary to comply with Rule 16b-3, as it may deem necessary or advisable in connection with the withholding taxes relating to the exercise of any option.

      14.11 If at any time an Optionee is indebted to or otherwise obligated to make any payment to the Company or any Subsidiary, the Company may (a) withhold from the Optionee (i) following the exercise by the Optionee of an Option, Shares issuable to the Optionee having a Fair Market Value on the date of exercise up to the amount of Indebtedness to the Company or (ii) following the sale by an Optionee of Shares received pursuant to the exercise of an Option amounts due to an Optionee in connection with the sale of such Shares up to the amount of the indebtedness to the Company, or (b) take any substantially similar action. The Company may establish such rules and procedures as it may deem necessary or advisable in connection with the taking of any action contemplated by this Section 14.11.

     14.12 The section headings contained herein have no substantive meaning or content and are not part of this Plan.